Term Sheet
To underlying supplement No. 1 dated September 29, 2009,
product supplement AZ dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Term Sheet No. 1448AZ Registration Statement No. 333-162195 Dated February 7, 2012; Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Knock-Out Notes Linked to the Technology Select Sector SPDR® Fund due August 19, 2013
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the Technology Select Sector SPDR® Fund (the “Fund”). The notes do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if the Closing Price of the Fund is less than 75.00% of the Initial Fund Price on any day during the Monitoring Period and, on the Final Valuation Date, the Final Fund Price is less than the Initial Fund Price. If the Closing Price of the Fund is not less than 75.00% of the Initial Fund Price on any day during the Monitoring Period, investors will be entitled to receive a return on their investment equal to the greater of (a) the Contingent Minimum Return of 0.00% and (b) the Fund Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing August 19, 2013†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about February 10, 2012 (the “Trade Date”) and are expected to settle on or about February 15, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	The Technology Select Sector SPDR® Fund (Ticker: XLK)
Knock-Out Event:
A Knock-Out Event occurs if, on any day during the Monitoring Period, the Closing Price of the Fund has decreased from the Initial Fund Price by more than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if, on any day during the Monitoring Period, the Closing Price of the Fund is less than the Knock-Out Level.

Knock-Out Buffer Amount:	25.00%
Contingent Minimum Return:	0.00%
Knock-Out Level:	75.00% of the Initial Fund Price
Payment at Maturity:
•  If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the Fund Return. Accordingly, your Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x Fund Return)
If a Knock-Out Event has occurred, you will be fully exposed to the Fund Return and if the Fund Return is negative, you will lose some or all of your investment at maturity.

•  If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Fund, subject to the Contingent Minimum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) the Contingent Minimum Return and (ii) the Fund Return.

Any Payment at Maturity is subject to the credit of the Issuer.
Fund Return:	The performance of the Fund from the Initial Fund Price to the Final Fund Price, calculated as follows:
Final Fund Price – Initial Fund Price
Initial Fund Price
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Initial Fund Price:	The Closing Price of the Fund on the Trade Date
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund.
Final Fund Price:	The Closing Price of the Fund on the Final Valuation Date.
Final Valuation Date†:	August 14, 2013
Maturity Date†:	August 19, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 GW 5/ US2515A1GW54

†Subject to postponement as described in the accompanying product supplement under “Adjustments to Valuation Dates and Payment Dates.”
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
February 7, 2012

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

All references to “Closing Price,” “Initial Fund Price” and “Final Fund Price” in this term sheet shall be deemed to refer to “Closing Level,” “Initial Level” and “Final Level” respectively as used in the accompanying product supplement.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Fund?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Contingent Minimum Return of 0.00% and a Knock-Out Buffer Amount of 25.00%, and assume a hypothetical Initial Fund Price of $27.00 and a Knock-Out Level of $20.25, equal to 75.00% of the hypothetical Initial Fund Price.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Fund Return, both of which will be based on the performance of the Fund.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Fund Price	Fund Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
$54.00	100.00%	100.00%	$2,000.00	100.00%	$2,000.00
$51.30	90.00%	90.00%	$1,900.00	90.00%	$1,900.00
$48.60	80.00%	80.00%	$1,800.00	80.00%	$1,800.00
$45.90	70.00%	70.00%	$1,700.00	70.00%	$1,700.00
$43.20	60.00%	60.00%	$1,600.00	60.00%	$1,600.00
$40.50	50.00%	50.00%	$1,500.00	50.00%	$1,500.00
$37.80	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
$35.10	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
$32.40	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
$31.05	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
$29.70	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
$28.35	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
$27.68	2.50%	2.50%	$1,025.00	2.50%	$1,025.00
$27.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
$25.65	-5.00%	0.00%	$1,000.00	-5.00%	$950.00
$24.30	-10.00%	0.00%	$1,000.00	-10.00%	$900.00
$21.60	-20.00%	0.00%	$1,000.00	-20.00%	$800.00
$20.25	-25.00%	0.00%	$1,000.00	-25.00%	$750.00
$18.90	-30.00%	N/A	N/A	-30.00%	$700.00
$17.55	-35.00%	N/A	N/A	-35.00%	$650.00
$16.20	-40.00%	N/A	N/A	-40.00%	$600.00
$13.50	-50.00%	N/A	N/A	-50.00%	$500.00
$10.80	-60.00%	N/A	N/A	-60.00%	$400.00
$8.10	-70.00%	N/A	N/A	-70.00%	$300.00
$5.40	-80.00%	N/A	N/A	-80.00%	$200.00
$2.70	-90.00%	N/A	N/A	-90.00%	$100.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the Closing Price of the Fund decreases 10.00% from the Initial Fund Price of $27.00 to a Final Fund Price of $24.30. Because a Knock-Out Event has not occurred and the Fund Return of -10.00% is less than the Contingent Minimum Return of 0.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 2: A Knock-Out Event has not occurred, and the Closing Price of the Fund increases 15.00% from the Initial Fund Price of $27.00 to a Final Fund Price of $31.05. Because a Knock-Out Event has not occurred and the Fund Return of 15.00% is greater than the Contingent Minimum Return of 0.00%, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 3: A Knock-Out Event has occurred, and the Closing Price of the Fund decreases 50.00% from the Initial Fund Price of $27.00 to a Final Fund Price of $13.50. Because the Fund Return of -50.00% is less than the Knock-Out Level of 75.00% of the Initial Fund Price a Knock-Out Event has occurred. The investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Example 4: A Knock-Out Event has occurred, and the Closing Price of the Fund increases 30.00% from the Initial Fund Price of $27.00 to a Final Fund Price of $31.50. Because a Knock-Out Event has occurred, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 30.00%) = $1,300.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL – The notes are linked to the performance of the Fund and provide the opportunity to receive the Contingent Minimum Return of 0.00% if a Knock-Out Event does not occur, and to participate in any appreciation of the Fund.  If a Knock-Out Event has not occurred, you will be entitled to receive at maturity at least the Face Amount of your notes.  If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the Fund Return (whether positive or negative). Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE TECHNOLOGY SELECT SECTOR SPDR® FUND – The return on the notes, which may be positive, zero or negative, is linked to the Technology Select Sector SPDR ® Fund. The Technology Select Sector SPDR ® Fund is an exchange traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index (the “Index”). The Index is comprised of companies primarily involved in such industries as internet software and services, IT services, semiconductor equipment and products, computers and peripherals, diversified telecommunication services and wireless telecommunication services.  This is just a summary of the Technology Select Sector SPDR® Fund. For more information on the Technology Select Sector SPDR ® Fund, please see the section entitled “Technology Select Sector SPDR® Fund” herein. For more information on the Technology Select Sector Index, please see the section entitled “The Technology Select Sector Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) subject to the potential application of the "constructive ownership" regime discussed below, your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

Even if the treatment of the notes as prepaid financial contracts is respected, the notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your notes in shares of the Index Fund and sold those shares for their fair market value on the date your notes are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 of the Code applies to the notes.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund or any of the component stocks underlying the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs, and, if a Knock-Out Event does occur, based on the extent to which the Fund Return is negative.  If a Knock-Out Event occurs, your investment will be fully exposed to any decline in the Fund, and you may lose some or all of your investment in the notes.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to daily closing level monitoring. As a result, if the Closing Price of the Fund on any day during the Monitoring Period is less than the Initial Fund Price by more than the Knock-Out Buffer Amount of 25.00%, you will not be entitled to receive the Contingent Minimum Return, and your investment will be fully exposed to any decline in the Fund during the term of the notes. You will be subject to this potential loss of your investment even if the Fund subsequently increases such that the Final Fund Price is less than the Initial Fund Price by not more than the Knock-Out Buffer Amount of 25.00%.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Fund would have.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
FLUCTUATION OF NAV – The net asset value (the “NAV”) of an exchange traded Fund may fluctuate with changes in the market value of such exchange traded Fund’s portfolio holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a Fund may differ from its NAV per share; the Fund may trade at, above or below their NAV per share.

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ADJUSTMENTS TO THE TECHNOLOGY SELECT SECTOR SPDR® FUND OR TO THE TECHNOLOGY SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Technology Select Sector Index. The component stocks included in the Technology Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as Index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Technology Select Sector Index is calculated and disseminated by the New York Stock Exchange. Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Technology Select Sector Index, which could change the level of the Technology Select Sector Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could cause the price of shares of the Fund to decline.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The component stocks included in the Technology Select Sector Index and that are generally tracked by the Fund are stocks of companies representing the technology sector of the S&P 500® Index. The underlying shares may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. These factors could cause or contribute to large movements in the price of shares of the Fund.

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THE FUND AND THE INDEX ARE DIFFERENT – The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. SSFM may invest up to 5% of the Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Technology Select Sector Index and in managing cash flows. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its respective Index.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND – We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component stocks held by the Fund or the component stocks underlying the Index or any of the issuers of the component stocks held by the Fund or underlying the Index. You, as an investor in the notes, should make your own investigation into the component stocks held by the Fund or underlying the Index and the issuers of the component stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index are involved in this offering of your notes in any way and none of them has any obligation of any sort with respect to your notes. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

•
PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT STOCKS HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Fund, the Index or of the component stocks held by the Fund over the term of the notes may bear little relation to the historical levels of the Fund or of the component stocks held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, of the Index or of the component stocks held by the Fund.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the Closing Price of the Fund during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Fund has decreased from the Initial Fund Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period;
•	the expected volatility of the Fund;
•	the time to maturity of the notes;
•	the dividend rates on the component stocks underlying the Fund;
•	interest rates and yields in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our exposure from the notes by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Fund Price, the Fund Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected.

Even if the treatment of the notes as prepaid financial contracts is respected, the Notes could be treated as "constructive ownership transactions." In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the notes would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the notes.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date and during the Monitoring Period could adversely affect the price of the Fund and, as a result, could decrease the amount you may receive on the notes at maturity.

The Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR® Fund is an exchange traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Fund is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “XLK.” The Fund is managed and maintained by SSgA Funds Management, Inc. SSFM is the investment advisor to the Fund. The Index seeks to provide an effective representation of the technology sector of the S&P 500® Index.

In seeking to track the performance of the Index, the Fund employs a replication strategy, which means that the Fund typically invests in substantially all of the securities represented in the Index in approximately the same proportions as the Index.  Under normal market conditions, the Fund generally invests in at least 95% of its total assets in securities comprising the Index. The Index is comprised of component stocks from the following industries: computers and peripherals; software; diversified telecommunication services; communications equipment; semiconductor and semiconductor equipment; internet software and services; IT services; electronic equipment, instruments and components; wireless telecommunication services; and office electronics. The Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions and timing variances.

We have derived all information regarding the Fund contained herein from publicly available information. Such information is subject to change, and we make no representation to its accuracy. As a prospective purchaser of the securities, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment in securities. Information provided to or filed with the SEC pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Such information is not incorporated by reference in, and should not be considered part of, this term sheet. For more information on the Technology Select Sector Index, please see the section entitled “The Technology Select Sector Index” in the accompanying underlying supplement No. 1 dated September 29, 2009. For more information on the S&P 500® Index, please see the section entitled “The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Historical Information

The following graphs set forth the historical performance of the Technology Select Sector SPDR® Fund from February 2, 2007 through February 3, 2012. The closing price on February 3, 2012 was $27.72. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Fund on any day during the Monitoring Period, including on the Final Valuation Date.  We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.